Code of Ethics

March 14, 2007

TABLE OF CONTENTS

I.	Introduction	1

II.	Code of Ethics	3

A.	Statement of Policy and Standards of Business Conduct	3
B.	Conflicts of Interest	3
C.	Confidentiality	4
1.	Confidentiality and the Press	5
2.	Confidentiality of Portfolio Holdings Information	5
3.	Computer Systems Resources, Intellectual and Corporate Property	5
4.	Implications of Breach of Confidentiality Duties	6
D.	Compliance with Selected Laws, Regulations, Policies and Procedures	6
1.	Compliance with Federal Securities Laws	6
2.	Policy on Prevention of Insider Trading	6
3.	Giving Advice to Clients	7
4.	Dishonest Acts	7
5.	Review of Email and Other Communications with the Public	8
6.	Destruction of Documents	9
7.	Preparation of Public Filings	9
8.	Participation in Audits	9
E.	Code of Ethics Reporting Responsibilities	9
1.	Outside Business or Employment Activities	10
2.	Gifts and Business Entertainment	11
3.	Political Activities/Contributions	12

III.	Review and Reporting of Violations/Recordkeeping	14

A.	Review and Reporting of Violations	14
B.	Retention of Records	15

IV.	Delivery and Acknowledgment of Receipt and Understanding	16

Appendix #CE-1	REQUEST FOR APPROVAL OF OUTSIDE BUSINESS ACTIVITY

Appendix #CE-2	GIFT REPORTING FORM VANTAGEPOINT FUND REPORT

Appendix #CE-3	QUARTERLY POLITICAL CONTRIBUTION REPORT

All forms are available in Outlook under the All RC Forms Public Folder and on AssociatesLink www.icmarc.org/associates.

I. Introduction

This Code of Ethics embodies more than a statement requiring adherence to a set of rules or regulations; it establishes a commitment to excellence and an allegiance to a guiding set of principles, such as honesty, integrity and fiduciary responsibility. These principles are the foundation upon which the ICMA Retirement Corporation (“ICMA-RC”) is built. As a not-for-profit corporation, we have a special responsibility to our participants and a special bond of trust with them. Our “Code of Ethics” is one of the key tools ICMA-RC uses to protect this relationship.

The Code of Ethics has been adopted by ICMA-RC and Vantagepoint Investment Advisers, LLC (“VIA”) pursuant to Section 204A of the Investment Advisers Act of 1940 (the “Advisers Act”) and Rule 204A-1 thereunder.

The Code of Ethics applies to all associates of ICMA-RC, regardless of position, responsibility or location. “Associates” include:

•	all full-time and part-time, management and non-management individuals, all contract and temporary employees of ICMA-RC (or any of its current or future affiliates or subsidiaries),
•	all corporate officers of ICMA-RC,
•	all officers of The Vantagepoint Funds who are also employees of ICMA-RC (or any of its affiliates or subsidiaries),
•	all LLC Managers[1] of VIA, Vantagepoint Transfer Agents, LLC (“VTA”) and ICMA-RC Services, LLC (“ICMA-RC Services”).[2]

Special policies may also apply to associates in the Investment, Finance, Sales or Marketing divisions or those in a position of particular authority.

This document does not attempt to address all areas of potential liability under applicable policies or laws. Associates have a duty to comply diligently with this Code of Ethics and all applicable law, but must also use common sense in all activities relating to ICMA-RC’s business. If an associate is unsure of a particular responsibility that may affect or compromise the integrity of ICMA-RC, he/she must seek advice and guidance from ICMA-RC’s Senior Vice President and Chief Compliance Officer (“CCO”) or the ICMA-RC Legal Department.

ICMA-RC takes seriously its responsibility to its clients and its public sector mission. ICMA-RC believes that compliance with this Code of Ethics is an integral component to meet that responsibility. Accordingly, ICMA-RC reserves the right to pursue all remedies, legal and otherwise, in the event that the Code of Ethics is breached.

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1           An LLC Manager is person who is named as a Manager of a company that is organized as a limited liability company in, or designated as a Manager of a limited liability company pursuant to, a limited liability company agreement or similar instrument under which the limited liability company is formed.

2           Members of the Board of Directors of ICMA-RC are subject to a separate ICMA Retirement Corporation Code of Ethics and Business Conduct, also adopted under Section 204A of the Investment Advisers Act of 1940 and Rule 204A-1 thereunder.

Please read this document carefully and keep in mind that you are making an important pledge to ICMA-RC. Many of the obligations under this Code of Ethics are statutorily required; others are required by ICMA-RC.

If you have any questions or concerns about this Code of Ethics or its requirements, please contact the ICMA-RC Compliance Department (“ICMA-RC Compliance”) or the CCO before signing the Code of Ethics Acknowledgment Form.

Associates also must review and comply with the ICMA-RC Associate Handbook for additional details and information regarding ICMA-RC’s policies and procedures. The Handbook is available from the ICMA-RC Human Resources Division (“Human Resources”) and on the ICMA-RC intranet at www.icmarc.org/associates.

II. Code of Ethics

A.	Statement of Policy and Standards of Business Conduct

ICMA-RC has accepted a significant and distinct mission -- to become the most trusted provider of financial services to state and local governments. Our personal commitment to public service reflects our values of independence, integrity and excellence and the acceptance of this mission creates a fiduciary responsibility that is unlike many organizations in the financial services industry. To earn the trust of public officials and public employees, associates must set an ethical standard above that of ICMA-RC’s competitors. For this reason, ICMA-RC requires its associates to take a proactive approach to ensuring not only a high quality of service but also a high degree of confidentiality and professionalism in dealing with our clients and their interests.

In addition, as registered investment advisers, ICMA-RC and VIA have fiduciary obligations to their investment advisory clients. These fiduciary obligations are shared by all associates and require associates to act in each client’s best interests, to subordinate their own interests to the interests of clients, and to seek to avoid conflicts with client interests.

Associates are expected to promote the corporate mission while fostering an environment of professional courtesy, respect and growth. This obviously means diligently complying with the rules and regulations governing a financial service corporation, but also means more than simply being technically in compliance. It means being careful, conscientious and clearly focused on the long-term interests of our clients. Associates are expected to strive to exceed these standards and any individual violating these policies is subject to appropriate action, including dismissal from employment. In some instances, failure to report an illegal act may also constitute a criminal act subject to prosecution by the appropriate authorities (e.g., insider trading).

Additionally, in the case of associates who are registered with the National Association of Securities Dealers (“NASD”), other restrictions and/or regulations may apply. Registered associates should consult with their supervisor, ICMA-RC Compliance or the CCO for more information about these requirements.

Please also consult the ICMA-RC Associate Handbook or ICMA-RC Compliance for information about other ICMA-RC policies and procedures.

B.	Conflicts of Interest

Although ICMA-RC respects its associates’ right to privacy, associates must also take appropriate measures to avoid situations where their personal and financial affairs may conflict or appear to conflict with their professional responsibilities. Associates, regardless of their position within ICMA-RC, have a duty to be free from the influence of conflicting interests when representing ICMA-RC in any business dealings or making any recommendations that may influence an action taken by ICMA-RC or a client. Associates are required to disclose to the CCO and Human Resources any matters that could reasonably be expected to interfere with their duty to ICMA-RC or any of its clients. Associates are also required to disclose any material conflict of interest that could impair their ability to render unbiased and objective advice or service to ICMA-RC or its clients.

The following are brief discussions of certain activities/situations that may involve conflicts of interest or appearances of conflicts:

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Certain Outside Business Activities -- Associates shall refrain from outside interests and activities that could affect the associate’s quality of work; compete with ICMA-RC’s activities or business interests; involve use of ICMA-RC’s equipment, supplies, facilities or other assets; infer sponsorship or support by ICMA-RC; or adversely affect ICMA-RC’s reputation. See “Outside Business or Employment Activities” in Section E below.

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Gifts and Entertainment -- Associates shall not use their position with ICMA-RC to receive favorable treatment, such as price breaks, discounts, free services or merchandise that could be used for the individual’s personal gain. See “Gifts and Business Entertainment” in Section E below.

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Personal Use of Confidential Information -- ICMA-RC prohibits the use of confidential or restricted information for personal gain, whether during employment or after. See “Confidentiality” in Section C below.

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Political Contributions/Activities -- Because many associates are directly responsible for the marketing of ICMA-RC’s products and services in the state and local political arena, it is essential to address the issue of political contributions and activities by associates in an effort to avoid an appearance of impropriety and apparent conflicts of interest. See “Political Activities/Contributions” in Section E below.

C.	Confidentiality

Confidentiality is essential to the integrity of the financial services industry. Accordingly, associates must use the utmost discretion at all times when dealing with confidential information regarding ICMA-RC, its clients or fellow associates. It is unethical to discuss the personal business of clients or associates for any reason except in the context of ICMA-RC’s professional business relationship and within the scope of the associate's job responsibility. Furthermore, associates must safeguard such information from inadvertent or unauthorized disclosure or use. ICMA-RC prohibits the use of confidential or restricted information for personal gain when such information is not readily available in the public domain. By signing this Code of Ethics, every associate has accepted and agreed to the affirmative responsibility to safeguard the confidentiality of all information connected with ICMA-RC from inadvertent disclosure or use. Furthermore, the duties imposed by this Code of Ethics for the proper use and protection of confidential or restricted information continues for associates who have terminated their employment relationship with ICMA-RC until such time as ICMA-RC determines that the information is no longer considered material or confidential.

Client information should only be disclosed within ICMA-RC to those who need the information to perform their duties, and shall never be disclosed outside the organization other than to ICMA-RC's public accountants or legal counsel, unless authorized by the client or required by proper legal process, as determined by the ICMA-RC Legal Department. Associates may not share client (prospective, current or past) information or business information of a proprietary and/or confidential nature to ICMA-RC, with another client, firm, party, or a competitor of ICMA-RC. Associates also must not divulge to ICMA-RC or another associate any information from a confidential source that may expose ICMA-RC to potential liability.

Inter-departmental confidentiality must also be observed. All divisions within ICMA-RC maintain files specific to their areas of responsibility that may be of a confidential nature. Associates should not, under any circumstance, access files outside of their area of responsibility or maintained by another department/division without first seeking appropriate approval and permission from an authorized representative of that department/division.

1.	Confidentiality and the Press

Unless expressly authorized by the CEO, SVP Marketing and/or the Vice President of Communications, associates may not at any time convey any information regarding ICMA-RC, VTC, VIA, ICMA-RC Services and/or The Vantagepoint Funds or any subsidiary or affiliate to any member of the press. This includes confirming or denying any statement made to you by another party. There are no exceptions to this policy. If contacted by the press, associates are to refer the inquiry to the Vice President of Communications.

Because of the seriousness of potential damage that may result from unauthorized press statements, a breach of this policy will result in disciplinary action, up to and including termination.

2.	Confidentiality of Portfolio Holdings Information

The obligation to keep non-public client information confidential also applies to information about the portfolio holdings of investment advisory clients of ICMA-RC and VIA, including the VantageTrust funds and The Vantagepoint Funds.

3.	Computer Systems Resources, Intellectual and Corporate Property

ICMA-RC’s computer systems resources, intellectual and corporate property are vital assets of ICMA-RC and should be treated accordingly. These resources include, but are not necessarily limited to, computer systems, system designs, hardware, programs and applications, data files (electronic and hardcopy files containing corporate and/or client data); internet resources and strategies; marketing strategies; patents and trade secrets; copyrighted materials; financial transactions and data; current or potential customer lists or information; sales prospecting data; and any other information or data that could be construed as proprietary. These assets are the sole property of ICMA-RC and are deemed vital to the interests of ICMA-RC and its clients.

Associates are expected to take reasonable and appropriate measures to protect these assets from accidental or unauthorized use, modification, disclosure or destruction. Accordingly, associates may not disclose, or cause to be disclosed, in any way, either during or after employment, any of these assets, except solely as necessary to perform his or her duties as an associate. Similarly, during employment and after, associates may not use any these assets for personal gain, or reveal them to individuals outside of the organization, or other organizations (including ICMA-RC’s competitors). Associates who plan to leave employment with ICMA-RC must not remove or transfer to any other associate, individual, firm or organization any of these assets without advance proper authorization.

ICMA-RC expects its associates to take proactive measures to protect the integrity of the assets described above. Examples of such measures include: storage of equipment and records in a safe place when not in use; changing passwords on a regular basis; formulating passwords that are not readily obvious or available to unauthorized users; and refraining from keeping sensitive data on the hard drive unnecessarily. Please see the Computer Network and Internet Access Security, Records Retention and Privacy policies for more information.

4.	Implications of Breach of Confidentiality Duties

Given the nature of ICMA-RC’s business, ICMA-RC places special significance on breaches of confidentiality. Hence, ICMA-RC expects to pursue all available remedies, legal and otherwise, in the event any confidentiality provision of this Code is breached.

D.	Compliance with Applicable Laws, Regulations, Policies and Procedures

Associates may not knowingly participate or assist in any acts violating any applicable law, rule or regulation of any government, government agency, or regulatory agency governing professional, financial or business activities, nor any act violating any provision of this Code of Ethics.

1.	Compliance with Federal Securities Laws

Associates must at all times comply with the Federal Securities Laws, both in conducting the business of ICMA-RC and its affiliates and when acting in a personal capacity with respect to their own investment activities. Any violation of the Federal Securities Laws will be a violation of this Code of Ethics and may subject the associate to sanctions or other appropriate remedial action under this Code, in addition to any civil or criminal remedies or penalties that may be imposed by governmental authorities.3

2.	Policy on the Prevention of Insider Trading

Federal law prohibits knowingly or recklessly purchasing or selling a security on the basis of material, non-public information or communicating such information to anyone in connection with a purchase or sale. In short, if an associate acquires information as a result of a special or confidential relationship with an issuer, the associate may not communicate the information or take investment action based on such information. Even if the associate is not in a special or confidential relationship with the issuer, he/she shall not communicate or act on material, non-public information if he/she knows or should have known that such information was disclosed in breach of a duty.

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3           Federal securities laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gram-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act, as it applies to funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

“Material” information means anything (including any price sensitive corporate or market information) that a reasonable investor would consider important in determining whether to purchase, sell or hold a security or, if publicly disclosed, would be reasonably likely to affect the market value of a security. Other examples include, but are not limited to, information relating to: financial forecasts or projections, contemplated mergers or acquisitions, changes in management, major litigation, significant products or discoveries, pending rating changes, financial liquidity or the gain or loss of a significant customer or supplier.

Information is non-public until it has been broadly disseminated or made available to the general public, such as by press release carried by a major news service, a major news publication or a public filing made with a regulatory agency. Rumors, even if widespread or accurate, do not make inside information “public” and; therefore, do not relieve persons from the prohibitions on insider trading.

ICMA-RC is the sponsor of The Vantagepoint Funds, an open-end investment company that is registered under the Investment Company Act of 1940 (the “1940 Act”). Additionally, ICMA-RC is the owner of several entities that provide services to The Vantagepoint Funds, including ICMA-RC Services, a registered broker-dealer, and VIA, a registered investment adviser. Accordingly, the Personal Securities Trading Policy has been adopted by ICMA-RC and its subsidiaries, as well as The Vantagepoint Funds, pursuant to Rule 17j-1 under the 1940 Act and certain provisions of Rule 204A-1 under the Advisers Act. The Personal Securities Trading Policy includes a discussion of, and additional policies regarding, material, nonpublic information.

All associates will receive a copy of the Personal Securities Trading Policy, and any associates who are “Access Persons” under that Policy will receive training on the details of the Policy. All associates in the Investment, Finance, Legal, Compliance and Internal Audit divisions, along with all corporate officers at the level of Vice President or above are automatically considered Access Persons under the Personal Securities Trading Policy. The CCO or ICMA-RC Compliance will inform each associate of his or her status as an “Access Person” under the Personal Securities Trading Policy.

All registered associates of ICMA-RC Services are required to comply with NASD reporting rules, in addition to any insider trading requirements that may apply as noted above. Please contact the CCO or ICMA-RC Compliance for more information.

3.	No Tax or Legal Advice

ICMA-RC does not in the normal course of its business provide advice on matters concerning tax or legal matters. Clients who request such advice should be advised to seek such advice from a competent external source or provider.

4.	Dishonest Acts and Honesty

ICMA-RC has an established reputation for honest and irreproachable business practices. If an individual employed by ICMA-RC is found (or is reasonably believed) to have committed an alleged dishonest or fraudulent act within the scope of his/her duties or an act within the scope of his/her duties that violates local, state or federal law, ICMA-RC is obligated to report such alleged act in a timely manner to all appropriate law enforcement and regulatory authorities.

Associates who become aware of dishonest, illegal, or improper acts by other associates must immediately call such matters to the attention of senior management. Failure to disclose known dishonest acts may classify a person as an accessory to such offenses.

Action taken as a result of dishonest conduct will be directed by ICMA-RC’s President and CEO or ICMA-RC’s Board of Directors following a review of facts surrounding the situation.

Moreover, associates shall not knowingly make or omit any statements, orally or in writing that either explicitly or implicitly mislead, misinform or misrepresent the services the associate or ICMA-RC is capable of performing for the client, the qualifications of the associate or ICMA-RC, or the past or present investment performance of any funds maintained by The VantageTrust Company (“VTC”) or of The Vantagepoint Funds. No false, artificial or misleading statements and/or information shall be used in any books, records, writings or publications of ICMA-RC or any of its subsidiaries, the funds maintained by VTC, or The Vantagepoint Funds for any reason, and no associate shall engage in any activity that may facilitate or appear to condone such an act. In addition, transactions or financial data and entries must not be misrepresented or manipulated.

Associates must also not knowingly make or omit statements, either orally or in writing, that either explicitly or implicitly mislead, misinform or misrepresent information on employment-related documents, including expenses on expense reports, or that misrepresent their hours worked on timesheets. ICMA-RC also requires associates to adhere to the letter and spirit of any ICMA-RC agreement, including those relating to software licensing, use of equipment, etc. For example, associates may not use unauthorized software on ICMA-RC equipment or use ICMA-RC equipment for unauthorized purposes.

Furthermore, once an associate knows he/she may be leaving employment with ICMA-RC, the associate is expected to professionally decline a request and/or decline from making a request to attend training classes, seminars or any other professional development exercise that causes ICMA-RC to incur expenses that will not benefit its clients. Moreover, once an associate knows he/she may be leaving employment with ICMA-RC, the associate is expected to decline participation in corporate strategic business and/or client meetings, unless express, prior approval from senior management is received.

5.	Review of Email and Other Communications With the Public

All associates should review the Associate Handbook for details and information regarding the firm’s policies on the use and review of email.

All associates registered with the NASD through ICMA-RC Services are subject to the communications and email review policy which is included in the ICMA-RC Services Compliance Manual and Written Supervisory Procedures.

6.	Destruction of Documents

Associates shall not knowingly alter, destroy, mutilate, conceal, cover up, falsify, or make a false entry in any record, document, or tangible object with the intent to impede, obstruct or influence any investigation or proceeding by a court or regulatory authority with jurisdiction over ICMA-RC, any subsidiary of ICMA-RC, any funds maintained by VTC or The Vantagepoint Funds.

7.	Preparation of Public Filings

Each associate shall fully comply with the disclosure controls and procedures adopted by The Vantagepoint Funds, which are designed to ensure that all documents filed with the SEC are complete, fairly presented, accurate, timely and understandable to the best abilities of the associate, and to ensure that the documents otherwise comply with all applicable laws, rules and regulations.

8.	Participation in Audits

Associates shall cooperate fully and truthfully with any audit of ICMA-RC, any subsidiary of ICMA-RC, any funds maintained by VTC, or The Vantagepoint Funds that is conducted by a public accounting firm. Any associate that takes any action with respect to any such audit that is intended to fraudulently influence, coerce, manipulate or mislead any person participating in the audit will be subject to disciplinary action, which may include termination.

9. Challenging Financial Information

Please see the ICMA-RC Whistleblower Policy, for information regarding challenging financial information. No associate may retaliate or take any adverse action against anyone for raising or helping to resolve an integrity concern.

E.	Code of Ethics Reporting Responsibilities

ICMA-RC respects each associate’s right to privacy. However, as described elsewhere in this Code of Ethics, associates must also avoid conflicts of interest or the appearance of conflicts in connection with their employment with ICMA-RC. As noted below, certain reporting responsibilities have been established to which all associates are subject. These reporting responsibilities have been established as a means for providing reasonable assurance against undisclosed conflicts of interest.

Additional responsibilities of associates for the reporting of outside securities accounts, securities holdings and personal securities transactions are included in the Personal Securities Trading Policy.

Any questions regarding the reporting responsibilities of associates as described in this section of the Code of Ethics should be directed to each associate’s manager and/or ICMA-RC Compliance.

1.	Outside Business or Employment Activities

All associates must consider their employment at ICMA-RC as their primary employment responsibility. All full or part time associates are required to obtain prior written approval from their manager and ICMA-RC Compliance before engaging in outside business or employment activities as listed below. All temporary or contract associates that are expected to be onsite for 30 days or more are also required to obtain prior written approval from their manager and ICMA-RC Compliance before engaging in such activities.

Requests for approval of outside business or employment activities must be submitted on the Request for Approval of Outside Business Activity (See Appendix #CE-1). Requests must initially be submitted and approved by your manager. Approved forms will be submitted to ICMA-RC Compliance for final review and, if deemed acceptable, approval.

Following is a list of outside business or employment activities for which associates must receive prior approval as noted above. This list is not exhaustive of all business and employment opportunities that may present themselves to associates and may be germane to this reporting requirement. Therefore, associates are encouraged to seek the advice of their manager and/or ICMA-RC Compliance regarding potential opportunities not included in this list.

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Employment or other affiliation, or receiving compensation (commissions, riders, etc.) from former employers or from any entities providing retirement, investment or other financial services; computer or information technology services; or insurance or employee benefit activities outside of ICMA-RC;

•	Participating directly or indirectly (or procuring a financial interest) in a business venture with a client or vendor of ICMA-RC (or any current or future affiliate or subsidiary of ICMA-RC);

•	Becoming a director, officer, adviser, partner, consultant or trustee of any organization or business;

•	Becoming a candidate for elective office or seeking a paid government position.

•	Raising money for any business venture;

•	Engaging in an outside writing or broadcasting activity (advertising, articles, interviews, seminars, teaching, or speaking engagements);

•	Testifying as an expert witness (also requires Legal Department approval);

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Managing a portfolio or advising on the effects of securities transactions for a non-profit organization (whether or not the associate receives compensation) except for family trusts where the associate is a family member;

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Borrowing from a broker/dealer, vendor or client other than with a recognized lending institution or normal extension of credit through a bank, department store or margin account at an NASD/exchange member firm;

•	Any activity that could be viewed as an actual or apparent conflict of interest by ICMA-RC -- whether or not the activity is related to financial services.

Exceptions to this policy are generally made in those instances in which associates are participating on a voluntary basis in charitable, religious, philanthropic organizations or are engaged in a hobby or business in which the associate does not receive compensation or have the expectation of making a profit.

2.	Gifts and Business Entertainment

It is the overriding principal of the following policy that associates should not give or receive anything of value to or from any client, participant, supplier and/or other party involved in daily business with ICMA-RC that is intended or causes or may cause either party to act in a manner that is inconsistent with the best interests of ICMA-RC or its affiliates, associates or clients (and participants), or suppliers or other parties doing business with ICMA-RC.

Giving/Receiving Gifts: Associates may not give or receive gifts, non-cash compensation or honorariums valued in excess of $100 in any calendar year from any person or entity that does business with or on behalf of ICMA-RC or its affiliates, or seeks to do business with ICMA-RC or its affiliates.

NASD Conduct Rules similarly prohibit ICMA-RC Services registered associates from giving or receiving gifts in excess of $100 per year. (See also the ICMA-RC Services Compliance Manual and Written Supervisory Procedures.)

Under no circumstances shall associates offer an existing or prospective client or vendor, or request or accept from an existing or prospective client or vendor, any gift, service or favor in exchange for procuring for an outside entity or individual a business transaction or service offered by ICMA-RC.

For purposes of this policy, certain items are excepted from the definition of gifts under this policy and are not reportable. They include:

•	Certain Business entertainment expenses (described below);

•	Advertising and promotional items of nominal value such as pens, notepads, key chains, calendars and items of a similar nature;

•	Awards given by charitable, civic, religious or similar organizations for meritorious contributions or service;

•	Acceptance of gifts of reasonable value related to commonly recognized events.

In the event an associate receives a gift valued over $100, the associate may:

•	Return or decline the gift;

•	Share the gift with other associates as appropriate (e.g., items in a gift basket);

•	Reimburse the gift giver by personal check the amount reasonably determined to be over $100 (attach a copy of the check to the Gift Reporting Form); or

•	Deliver the gift to the ICMA-RC’s Human Resources Department for donation to a local charity.

Reports of gifts given or received are required to be made on the Gift Reporting Form (See Appendix #CE-2) within 10 days of giving or accepting a reportable gift. All gift reporting forms should be forwarded to ICMA-RC Compliance for review and entry into ICMA-RC’s gift log.

Business Entertainment: It is important to define and distinguish acceptable business entertainment from gifts for purposes of this policy. Business entertainment is generally considered to include, but is not necessarily limited to the following: i) business meals; ii) business meetings and conferences; iii) educational events; and iv) social, hospitality, charitable and sports or entertainment events.

In order for business entertainment to qualify as such under this policy and under applicable rules and regulations, the individual or entity hosting the business entertainment event must also be in attendance for the duration of the event; otherwise, the event would be deemed a gift and subject to the limitations noted above.

Any business entertainment (and related expenses) with any given client (including participants), suppliers or other parties doing business with ICMA-RC should not be excessive either in dollar amount or frequency in order to avoid any appearance of a conflict of interest or attempted influence.

All business entertainment related expenses are to be reported to ICMA-RC through the normal travel and entertainment expense reporting process.

ICMA-RC Sponsored Events and Activities: From time to time, ICMA-RC may award door prizes, raffles and other giveaways to clients, suppliers or other parties doing business with ICMA-RC. These giveaways are sponsored by ICMA-RC and are not considered gifts due to the fact that they are awarded on the basis of a random drawing or lottery. The ICMA-RC Field Sales Division has established a $50 limit on the cash value of any door prize, raffle or giveaway. An associate wishing to give such an award must obtain the prior approval from his or her associate manager.

Any questions regarding ICMA-RC’s Gift and Business Entertainment Policy should be directed to relevant managers and/or ICMA-RC Compliance.

3.	Political Activities/Contributions

As noted in Section E.1. above, any associate who is considering becoming a candidate for elective office or any paid government position must seek prior written approval from their manager and ICMA-RC Compliance. In all cases of participation in such political activities, associates are deemed by ICMA-RC to be acting in their own individual interests and capacity and not as a representative of ICMA-RC. Furthermore, any effort to use corporate funds or assets for such activities is prohibited.

As a not-for-profit corporation, ICMA-RC is generally precluded from making campaign contributions or otherwise participating in the political process. Many of ICMA-RC's associates participate in the marketing of our products and services to state and local governmental entities. It is therefore essential to address the issue of political contributions and activities by associates (and certain of their family members - see below) in an effort to avoid any appearance of impropriety. Adverse publicity about political activities and contributions could seriously impair ICMA-RC's reputation and ability to market its products and services to existing clients and prospective new clients.

Associates and members of their “immediate family” are permitted to make political contributions without prior approval in amounts up to $250 per candidate per election. “Immediate family” includes the following family members of the associate who live in the same household as the associate: spouse, children, stepchildren and grand-children, parents, step-parents, grandparents, brothers, sisters, and includes “in-law” and adoptive relationships.

Any contributions that an associate (or an “immediate family” member) wishes to make in excess of $250 per candidate per election require the prior approval of the CCO or ICMA-RC’s General Counsel.

Associates with the corporate title of Vice President or above are also required to report political contributions on a quarterly basis to ICMA-RC Compliance. ICMA-RC Compliance sends the required reporting form via email to all associates who are subject to this quarterly reporting requirement. Completed quarterly reports are expected to be returned to ICMA-RC Compliance within 15 days after the end of each quarter. A copy of the Quarterly Political Contribution Reporting Form (See Appendix #CE-3) is included in this Code of Ethics. Reports will be reviewed for, among other things, the appearance of impropriety or a conflict of interest in locations where ICMA-RC solicits or secures business.

The “political contributions” that are subject to this policy are those contributions that could create a conflict of interest (actual or apparent) in connection with ICMA-RC’s marketing and other business activities. More specifically, “political contributions” include financial or other contributions (including “in-kind”) over $250 in value to the campaigns of state or local elected officials who could affect or influence ICMA-RC's business, whether made to a political action committee or other campaign-related group, in connection with a fund raising event, or directly to the candidate or his/her representative. It also includes contributions in support of, or opposition to, any referendum ballot measure involving governmental clients, prospects or retirement plans. It does not include contributions made to campaigns for federal office (e.g., President, U.S. Senate and House of Representatives).

It is the obligation of each associate who makes personal campaign contributions to ascertain that he or she complies with this policy and appropriate local, state and federal laws governing campaign financing. Failure to comply with this policy and relevant statutes may be grounds for disciplinary action.

III.	Review and Reporting of Violations/Recordkeeping

A.	Review and Reporting of Violations

1.	Reporting Violations

In accordance Rule 204A-1 under the Advisers Act, all known or suspected violations of this Code of Ethics must be reported promptly to the CCO.

If an associate becomes aware of or suspects any conduct that he or she believes to be inconsistent with this Code, any of ICMA-RC's other policies, or applicable legal requirements, or if an associate believes that he or she may have violated this Code, any of ICMA-RC’s other policies or applicable legal requirements, the associate is obligated to report the matter to the CCO, the General Counsel or the CEO. In addition, if an associate receives a report of violations or suspected violations from another associate, the associate must promptly report the matter the CCO, the General Counsel or the CEO.

ICMA-RC will protect associates who report conduct that is reasonably believed by them to constitute a violation of any law, rule or regulation. Making such a report, by itself, will not result in an associate’s termination of employment, demotion, harassment, or any threat or discrimination regarding the terms or conditions of his or her employment. Please see the ICMA-RC Whistleblower Policy for more information.

2.	Disciplinary Actions

The matters covered in this Code of Ethics are of the utmost importance to ICMA-RC and ICMA-RC’s employer-client and participants, and are essential to ICMA-RC's ability to conduct its business in accordance with its stated values. All associates are expected to adhere to these rules in carrying out their duties for ICMA-RC.

ICMA-RC will take appropriate action against any associate whose actions are found to violate these policies or any other of ICMA-RC's specific policies. Disciplinary actions may include immediate termination of employment or business relationship.

Violation of policy may subject ICMA-RC, its affiliates and associates to sanctions, fines or other action imposed by appropriate regulatory authorities. Where ICMA-RC has suffered a loss, remedies may be pursued against the individuals or entities responsible. In some cases, violations of policy, or failure to report a violation of policy or an illegal act, may constitute a criminal act subject to prosecution by appropriate authorities. Where laws have been violated, ICMA-RC will cooperate fully with the appropriate authorities.

Associates should be aware that this Code of Ethics does not alter an employee's at-will relationship with ICMA-RC as described in the Associate Handbook.

B.	Retention of Records

The CCO shall make and keep required records with respect to this Code of Ethics in accordance with relevant requirements under Rule 204A-1, as follows:

1.	A copy of this Code of Ethics, any amendments thereto and any alternative versions thereof that were in effect at any time within the past five years;

2.	A record of the written acknowledgments of receipt of this Code and any amendments thereto provided by any person who is, or who was at any time within the past five years, subject to this Code; and

3.

A record of any violation of this Code and of any action taken as a result of the violation for a period of five years from the end of the fiscal year during with the entry was made on such record, the first two years readily accessible.

IV. Delivery and Acknowledgment of Receipt and Understanding

Human Resources shall deliver copies of this Code of Ethics, including any amendments thereto, together with a form that may be used to acknowledge receipt thereof, to all associates.

Each associate is expected to read and understand all that is contained within this document and must sign and promptly return his or her written acknowledgement to ICMA-RC Compliance.

Any questions or need for clarification about this Code or the acknowledgment should be directed to ICMA-RC Compliance or the CCO.

APPENDIX #CE-1

ICMA-RC

CODE OF ETHICS

REQUEST FOR APPROVAL OF OUTSIDE BUSINESS/EMPLOYMENT ACTIVITY

Associates are required to obtain prior written approval before engaging in certain outside business/employment activities. Please refer to Section E. 1. of the Code of Ethics for a listing of qualifying activities. This form must be completed by the associate and approved by the associate’s supervisor/manager and then forward to the ICMA-RC Compliance Department for final review and approval designee. ICMA-RC reserves the right to request additional information.

1.	Business/Employment Activity:

2.	Name and address of organization for which business/employment activity will be performed (if applicable):

3.	Your position (title):

4.	Your responsibilities (formal and informal scope of position):

5.	When will your duties be performed (required or anticipated hours each week)?

6.	Will you have any financial interest in or responsibility over this organization?

7.	Are you bonded or insured in any way by this organization?

8.	To whom do you report?

9.	What is your hourly/weekly compensation?

10.	Using your best judgment, would there be any conflict between your work at ICMA-RC and this organization? If so, what?

__________________________________ Associate Signature	________________________ Date

__________________________________ Associate Name (Printed)	________________________ Associate Title/Department

Associate: After completing this form, please submit to your manager for approval subject to ratification by the ICMA-RC Compliance Department.

___________________________________ Manager Signature	________________________ Date

Manager Name (Printed)

Manager: If you do not approve, please discuss this situation with the associate and keep this form with your records. If you approve, please submit to the ICMA-RC Compliance Department on the 8th floor.

* This form can be inter-officed, faxed (202) 962-4601 or mailed to Tara Battle. If you have any questions regarding this form, please contact Tara Battle.

NASD Reportable:	[	]Yes	[	] No
Entered into CRD:	[	]Yes	[	] No

________________________
Compliance Officer Signature	Date

APPENDIX #CE-2

ICMA-RC

CODE OF ETHICS

GIFT REPORTING FORM

1.	Type of Gift:	[	]Receiving Gift
[	]Sending/Giving Gift

2.	Description of gift:

3.	Estimated value:

4.	Gift received from/or given to? If possible, please specify the person’s name.

5.	What is their relationship with ICMA-RC?

6.	Have you received or sent any gifts from or to this source during this calendar year?

Associates: After completing this form, please submit to your manager for approval.

__________________________________ Associate Signature	________________________ Date

__________________________________ Associate Name Printed	________________________ Associate’s Title/Department

Managers: If you do not approve, please discuss this situation with the associate and keep this form with your records. If you approve, please submit to the ICMA-RC Compliance Department (8th floor).

______________________________________ Manager Signature	_____________________________ Date

______________________________

Manager Name Printed

* This form can be inter-officed, faxed (202) 962-4601 or mailed to Tara Battle. If you have any questions regarding this form, please contact Tara Battle.

APPENDIX #CE-3

ICMA-RC

CODE OF ETHICS

QUARTERLY POLITICAL CONTRIBUTION REPORT

As an associate with the title of Vice President or above, I understand and certify that I have included on this report all state or local political contributions regardless of the dollar amount for the calendar quarter indicated. Contributions to political action committees, other campaign related groups, political fund raising events, or groups supporting/opposing certain referendum ballot measures or by members of my immediate family who share my household must also be reported.

In accordance with ICMA-RC’s political contributions policy, such contributions are limited to $250 unless otherwise approved in advance by ICMA-RC’s Chief Compliance Officer or Designated Compliance Officer.

Reporting Period:

Date Report Due:

List Political Contributions:

Date	To Whom or What Organization Contributed	Contributed By Associate or Family Member	Amount of Contribution

[	]No political contributions to report for the quarter

___________________________________ Associate Signature	________________________ Date

____________________________ Print Name

* This form can be inter-officed, faxed (202) 962-4601 or mailed to ICMA-RC Compliance. If you have any questions regarding this form, please contact Compliance.